Exhibit 10.2

Bill Discount Service Agreement
(Commercial Acceptance Bill Discount)
(English Translation)

This agreement (this “Agreement”) is entered into by and between:

SHENZHEN RITAR POWER CO., LTD. (the “Company”)

Address: No.9 Building of Fuqiao Second Industry Zone, Qiaotou village, Fuyong town, Bao’an Area, Shenzhen, China

CITIBANK (CHINA) CO., LTD., SHENZHEN BRANCH (the “Discount Bank”)

Address: 9/F Citic Building, Shennan Road, Central, Shenzhen, China, 518001

Whereas the Company, for and on behalf of its suppliers (each, a “Discount Applicant”), desires to apply for discount from the Discount Bank with recourse, the parties hereby enter into this Agreement in accordance with the relevant laws and regulations of the People’s Republic of China (the “PRC”).

Article 1 Discount

1.1	Bill means the commercial acceptance bill in RMB accepted by the Company and the Discount Applicant as a payee.

1.2
Accepted Discount Applicant means such an enterprise, registered with the Discount Bank and is entitled to operate RMB business in the Discount Bank. All such enterprises shall be listed in Appendix 1 of this Agreement.

1.3	Business Day means any day on which a bank carries out its business within China (exclude a legal holiday) for the purpose of this Agreement .

1.4
Discount Rate may be adjusted from time to time by the Discount Bank in accordance with the discount amount, discount period and the circumstance of the market. The current Discount Rate is 5.7285% per annum.

1.5	Discount Interest means an interest calculated on the basis of a valid Discount Rate within the discount period.

1.6	Discount Amount means the difference between the face amount of the Bill and the Discount Interest.

1.7	Service Charge means the charge collected by the Discount Bank.

1.8	For each bill submitted for discount the face amount of which shall be no less than RMB 200,000. Otherwise the Discount Bank is entitled to collect the Service Charge on each of the Bill as such.

1.9
Maturity Date of Discount: as for each of the bill discounted in accordance with this Agreement, if the acceptor and the Discount Bank were located in the same city, the Maturity Date of Discount shall be the same day as the expiration date of the Bill (if the expiration date falls on a legal holiday, the next business day shall be the Maturity Date), If the acceptor and the Discount Bank are not located in the same city, the Maturity Date shall be the third calendar day after the expiration date of the Bill (if the third calendar day falls on a legal holiday, the next business day shall be the Maturity Date).

1.10
Discount Period: for any Bill discounted under this Agreement, the Discount Period commences on the date on which the Discount Bank pays the Discount Amount and ends on the Maturity Date of the Bill discounted. In no event shall the Discount Period be less than one month. Otherwise, the Discount Bank is entitled to collect the Service Charge on each Bill.

Article 2 Discount Application

2.1
To apply for the discount, the Company shall provide the Discount Bank following documents: (1) the original Bill duly endorsed by the Discount Applicant; (2) the original application form duly signed by the Discount Applicant, with the Company’s financial seal and the seal of its authorized representative affixed; (3) a copy of the invoice bearing the seal for invoice use only between the Discount Applicant and its direct prior party/parties (the amount of the invoice shall be no less than the amount of the Bill); (4) the sales contract reached between the Discount Applicant and the Company or the copy of the shipping documents of the goods; (5) other documents as may be required by the Discount Bank (documents referred in (1) to (5) above, collectively, “Discount Application Documents”).

2.2
In any event that the Discount Bank accepts the application, the Discount Bank shall, within one business day after receiving the application (the receiving day ends on 12:00 p.m., Beijing time of any Business Day), wire the Discount Amount to the RMB bank account specified by the Discount Applicant in the application form set forth in Section 2.1.

2.3	The Discount Bank shall, in no event, be under an obligation to provide such a discount.

Article 3 Liability of Payment

3.1
Without impairing the Discount Bank’s right over the Bill, the Company shall have the additional, absolute obligation to pay the amount (face amount) under the Bill. The Company hereby agrees irrevocably and unconditionally that the Discount Bank is entitled to deduct the face amount directly from the RMB bank account opened with the Discount Bank by the Company and notify the Company such deduction.

3.2
The Discount Bank shall have the right to deduct an amount equivalent to the face amount of the Bill plus the interests accrued of overdue payment (if any) directly from the RMB bank account opened by the Company with the Discount Bank without further authorization of the Company, in the event that the Discount Bank finds that the application documents or any of the trade or transaction mentioned therein is illusive, fraudulent and/or are not in conformity with the laws and/or regulations of the PRC. The rights of the Discount Bank under this Agreement shall not terminate due to the termination of this Agreement.

Article 4 Conditions Precedent to Submission of Application Documents

4.1	The Company may submit the application documents to the Discount Bank only when the following conditions are satisfied, unless the Discount Bank agreed otherwise in writing:

(1)
In case a loan agreement is entered into by and between the Company and the Discount Bank, the Company shall have been granted a certain amount of line of credit by the Discount Bank. In no event shall the available line of credit be less than the face amount of the Bill;

(2)	The Company shall open and maintain a RMB bank account with the Discount Bank;

(3)	Any Bill under this Agreement shall designate the Discount Bank as the payor;

(4)	The applicant for discount shall be such an accepted applicant defined in Section 1.2 of this Agreement;

(5)	A certified photocopy of the business license of the Accepted Discount Applicant bearing the seal of the Company has been submitted to the Discount Bank; and

(6)	the Company has never violated this Agreement and any other financing agreements between the Company and the Discount Bank, if exist.

Article 5 Representations and Warranties

The Company hereby makes the following representations and warranties to the Discount Bank:

(1)
Each of the Company and the Accepted Discount Applicant is duly incorporated as an independent legal person under the laws and regulations of the PRC. The Company, together with such Accepted Discount Applicant have full capacity for civil rights and conduct and assume civil obligation independently. The Company and the Accepted Discount Applicant has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder.

(2)
The execution of this Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and thus will constitute the valid and binding obligation of the Company enforceable against the Company.

(3)	The provisions of this Agreement are binding on the Company and reflect the real intention of the Company.

The representations and warranties above shall survive the execution of this Agreement.

Article 6 Other Agreements

6.1
The Company hereby confirms that accounting documents regarding the Discount Amount and the Discount Rate issued in accordance with regulations of the Discount Bank’s business operation shall be final evidence of such amount (except as obvious errors found).

6.2	The Company shall affirm that the discount application is completed, signed by the Discount Applicant and the Discount Applicant confirms that statements within the application are true and correct.

Article 7 Compensation

As an independent covenant, the Company hereby agrees to compensate the Discount Bank because (1) the Company does not perform any obligation under this Agreement; and (2) the Discount Applicant’s violation of relevant laws and regulations incurred any costs, expenses, claims, losses, damages and/or liabilities.

Article 8 Assignment

8.1
The Discount Bank may at any time assign this Agreement or any of its rights or obligations hereunder to any third party (entity or person), provided that the Discount Bank provides a written notice to the Company. The Company further agrees that such notice may be issued in any written form at the discretion of the Discount Bank. No prior approval or consent of the Company is required for the assignment. Notwithstanding the assignment, the Company agrees to be bound under this Agreement. The Company may not assign any or all of its rights or obligations under this Agreement to any entity or person without the prior written consent of the Discount Bank.

Article 9 Amendment

In case either party intends to amend any provision of this Agreement, it shall notify the other party immediately. No provision of this Agreement may be amended except in a written instrument signed by both parties.

Article 10 Governing Law and Jurisdiction

10.1	This Agreement shall be governed by the laws and regulations of the PRC and shall be interpreted/construed thereby;

10.2	Any disputes arise from this Agreement or in connection with this Agreement shall be under the jurisdiction of the court where the Discount Bank is located.

Article 11 Effectiveness

This Agreement shall come into effect as it is executed by the respective authorized representatives of each party.

Discount Bank: Citibank (China) Co., Ltd., Shenzhen Branch By: /s/ Jiannan Zhang (Representative of Bank) Date: August 1, 2007	Company: Shenzhen Ritar Power Co., Ltd. By: /s/ Jiada Hu (Representative of Client) Date: August 1, 2007

Witnessed/Verified by: /s/Jack Chen (Manager)